Exhibit 99.3

PROSPECT ACQUISITION CORP. COMPLETES INITIAL PUBLIC OFFERING

STAMFORD, CT, Nov. 20, 2007— Prospect Acquisition Corp. (AMEX: PAX.U) (the “Company”) today announced that it has completed the initial public offering of 25,000,000 units. Each unit consists of one share of common stock and one warrant. Initially, the units will be the only security trading. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $250,000,000 to the Company.

Prospect Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets, which we refer to as our initial business combination, in the financial services industry, which includes investment management firms.

The offering is being made only by means of a prospectus, copies of which may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734). Citi acted as the sole bookrunning manager and lead underwriter of the IPO and Ladenburg Thalmann & Co. Inc. and I-Bankers Securities, Inc. acted as co-managers.

The Company also announced the simultaneous consummation of the private sale, to Flat Ridge Investments LLC, LLM Structured Equity Fund L.P., LLM Investors L.P. and Capital Management Systems, Inc. (the “Sponsors”), of an aggregate of 5,250,000 warrants at a price of $1.00 per warrant, generating proceeds of $5,250,000 and a total of $255,250,000 together with the proceeds from its initial public offering.

Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $247,000,000 (or approximately $9.88 per share sold in the initial public offering) was placed in trust.

Registration statements relating to these securities were filed and declared effective by the Securities and Exchange Commission on November 14, 2007.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contacts:	David A. Minella
Chairman and Chief Executive Officer
695 East Main Street
Stamford, Connecticut 06901
Telephone: 203-363-0885